Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Bit Origin Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to be Paid	Equity	Ordinary shares, par value $0.30 per share underlying senior secured convertible note dated December 29, 2023(1)	457(o)	11,904,258	$0.7186	$8,554,400	$0.00014760	$1,262.63
Fees to be Paid	Equity	Warrants(1)	Other	—	—	—	—	—
Fees to be Paid	Equity	Ordinary shares, par value $0.30 per share underlying warrants(1)	457(o)	3,545,704	$15.00	$53,185,560	$0.00014760	$7,850.19
Fees to be Paid	Equity	Ordinary shares, par value $0.30 per share underlying senior secured convertible note dated May 31, 2024(1)	457(o)	3,157,895	0.76	2,400,000	0.00014760	354.24

	Total Offering Amounts					$64,139,960
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$9,467.06

(1) The registration fee for these securities is based on 11,904,258 ordinary shares issuable upon the conversion of the senior secured convertible note dated December 29, 2023 (the “Initial Note”) after the payment of the Amortization Amount (as defined in the Initial Note) due on each of the initial six Amortization Dates (as defined in the Initial Note) for the Initial Note, at the lowest conversion price of $0.7186 per share, 3,545,704 ordinary shares issuable upon the exercise of certain outstanding ordinary share purchase warrants (the “Warrants”), at an initial exercise price of $15.00 per share, as adjusted pursuant to the Warrants and 3,157,895 ordinary shares issuable upon the conversion of the senior secured convertible note dated May 31, 2024 (the “Exchange Note”). The Initial Note and the Warrants were issued in a private placement pursuant to certain securities purchase agreement by and between the Registrant and certain selling shareholder, dated December 29, 2023. The Exchange Note was issued in a private placement pursuant to certain exchange agreement by and between the Registrant and certain selling shareholder, dated May 31, 2024. In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.